EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-71044, 333-145116, 333-113426, 333-169015, and Post-Effective Amendment No. 1 to 333-113426 on Form S-8 of our reports dated May 31, 2019, relating to the consolidated financial statements and consolidated financial statement schedule of Graham Corporation and subsidiaries, and the effectiveness of Graham Corporation’s internal control over financial reporting, which expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph related to the Company’s change in method of accounting for revenue from contracts with customers in fiscal year 2019 due to the adoption of Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (Topic 606), appearing in this Annual Report on Form 10-K of Graham Corporation for the year ended March 31, 2019.

/s/DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Rochester, New York
May 31, 2019